TERMINATION AGREEMENT


          This Termination Agreement, made as of this 30th day of September, 1997 by and between U.S. WATS, INC., a New York corporation with offices at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004 (the "Company") and KEVIN M. O'HARE, residing at 48 Steeplechase Drive, Doylestown, Pennsylvania 18901 (the "Executive").


                                 WITNESSETH:

          WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement made as of the 16th day of December, 1996, amended as of January 10, 1997 (as so amended, the "Employment Agreement"); and

          WHEREAS, the Company and the Executive are desirous of terminating the Employment Agreement effective immediately;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

          1. Employment. The Company and the Executive agree that the Execu tive's employment by the Company is terminated as of September 30, 1997 and that Execu tive's resignation from the Company's board of directors will be tendered and accepted on the day this Agreement is executed by all parties. Executive shall sign promptly upon request all documents reasonably required to transition his duties and responsibilities to other persons designated by the Company.

          2. Severance. Notwithstanding the termination of Executive's employment with the Company, the Company shall pay the Executive the sum of $66,666.68 upon execution of this Termination Agreement, in two (2) equal installments of $33,333.34 due on October 10, 1997 and December 1, 1997.

          3. Options. All of the stock options granted by the Company to Executive, whether or not those stock options have vested, shall terminate as of the date hereof, except that options to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $1.03125 per share, granted to Executive pursuant to an Amended and Restated Stock Option Agreement dated as of January 10, 1997, shall continue in effect until March 31, 1998. The common stock issuable upon exercise of such stock options shall be registered with the Securities and Exchange Commission in order to permit public sale of such shares. The options not exercised shall terminate on March 31, 1998.

          4. Confidentiality. The provisions of section 8 of the Employment Agreement shall survive this Termination Agreement.

          5. Indemnification. The Company agrees to indemnify fully and hold harmless Executive from any claim or liability resulting from claims of third parties arising out of the performance of his duties under the Employment Agreement, including the litigation pending in the United States District Court for the Eastern District of Pennsylvania captioned Mark Scully
v. U.S. Wats, Inc., Civil Action No. 97-4051. The Company's obligations hereunder shall include all expenses of defending Executive in connection with any such claim or liability, as well as providing Executive with counsel reasonably acceptable to him and to the Company. Nothing in this paragraph shall obligate the Company to indemnify or hold harmless Executive for claims or liability arising out of deliberate wrongdoing by Executive as determined by a court of competent jurisdiction. The Company shall advance the expenses of defending Executive until such time as a court of competent jurisdiction determines that Executive has engaged in deliberate wrongdoing. Executive shall promptly repay the Company all expenses advanced on his behalf upon a finding by a court of competent jurisdiction that he has engaged in deliberate wrongdoing. Nothing in this paragraph shall be deemed to affect any coverage or obligation under any directors' and officers' liability insurance policy maintained by the Company for the benefit of officers and directors of the Company, including Executive.

          6. Repayment. Executive shall pay to the Company upon execution hereof the sum of $1,100. Executive will further return to the Company all computers, cellular telephones, pagers, safety deposit box keys and other property of the Company that are in his possession.

          7. Release. The Company and the Executive each waive, release and forever discharge one another of and from any and all past or present causes of action, suits, agreements or other claims which one may have against the other upon or by reason of any matter, cause or thing whatsoever arising out of Executive's employment by the Company and each promises not to file a lawsuit to assert such claims; provided, however, that this release shall not apply to the obligations set forth in this Termination Agreement.

          8. Business Goodwill. At all times following the date hereof, Executive shall make no comments or take any other actions, direct or indirect, that will reflect adversely on the Company or its officers, directors, employees or agents in such capacity or adversely affect their respective business reputations or goodwill. At all times following the date hereof, the Board of Directors, each director and each officer of the Company and Stephen Parker and Aaron Brown shall make no comments or take any other actions, direct or indirect, that will reflect adversely on Executive or adversely affect his business reputation or goodwill.

          9. Entire Agreement. This Termination Agreement contains the entire agreement of the parties.

          10. Applicable Law. This Termination Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement the day and year aforesaid.

                               U.S. WATS, INC.


                               By:_________________________________



                               ____________________________________
                               Stephen Parker


                               ____________________________________
                               Aaron R. Brown


                               ____________________________________
                               Kevin M. O'Hare